COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Launched Growth in Efficiency and Revenue Initiative
Actions Identified To-Date Expected to Drive an Additional $230 Million
in Annual Pre-Tax Income by Year-End 2018
Related Estimated Total Pre-Tax Restructuring Charges of $140 Million to $160 Million

Net Income of $104 Million or 58 Cents Per Share
Includes After-Tax Impact of Restructuring Charge of $34 Million, or 19 Cents Per Share

Average Loan Growth of $1.1 Billion, or 2 Percent, Compared to First Quarter 2016

DALLAS/July 19, 2016 -- Comerica Incorporated (NYSE: CMA) today reported second quarter 2016 net income of $104 million, compared to $60 million for the first quarter 2016 and $135 million for the second quarter 2015. Earnings per diluted share were 58 cents for second quarter 2016 compared to 34 cents for first quarter 2016 and 73 cents for second quarter 2015. Comerica also announced the implementation of its efficiency and revenue initiative ("GEAR Up"), which is expected to drive additional annual pre-tax income of approximately $230 million by year-end 2018 from the actions identified to-date. Second quarter results include after-tax restructuring charges of $34 million, or 19 cents per share, associated with the initial phase of this initiative.
"Our second quarter results were solid with a $1.1 billion increase in average loans, improved credit quality in our energy portfolio as well as increases in most fee-based noninterest income categories,” said Ralph W. Babb, Jr., chairman and chief executive officer.  "Noninterest expenses were well controlled. Through share repurchases of $65 million and an increase in our dividend, we returned $103 million to shareholders in the second quarter 2016, compared to $79 million in the first quarter.”
Growth in Efficiency and Revenue Initiative
"Based on our initial extensive review, we are announcing the actions we are taking through Gear Up that are expected to deliver additional annual pre-tax income of approximately $230 million by year-end 2018. This initiative fundamentally transforms the way we operate to drive further efficiency and revenue growth. We are confident the initiative will improve profitability, despite current market conditions and a tough banking environment," said Babb. "We expect our efficiency ratio to improve, declining to the low 60 percent range by the end of 2017, and at or below 60 percent by year-end 2018, without any increase in interest rates. The initial actions will take us a long way to achieving a double-digit return on equity and enhanced shareholder value. Management will continue to identify additional opportunities to further enhance profitability."
The initial GEAR Up initiative includes approximately $140 million in pre-tax benefits expected to be achieved by fiscal year-end 2017 and an anticipated annual run-rate benefit of approximately $230 million by year-end 2018.

•
Revenue enhancements expected to be approximately $30 million by year-end 2017, which increase to approximately $70 million by year-end 2018, through expanded product offerings, enhanced sales tools and training, re-aligned employee incentives and enhanced customer analytics to drive opportunities.

•
Expense reductions targeted to be approximately $110 million, which increases to approximately $160 million by year-end 2018. This is to be achieved through an approximately 9 percent reduction in workforce, streamlining operational processes, real estate optimization including consolidating about 40 banking centers, selective outsourcing of technology functions and reduction of technology system applications.

•	Pre-tax restructuring charges of $140 million to $160 million in total are expected to be incurred through 2018.

•	For further information, see the accompanying Fact Sheet.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 2

(dollar amounts in millions, except per share data)	2nd Qtr '16		1st Qtr '16	2nd Qtr '15
Net interest income	$445		$447	$421
Provision for credit losses	49		148	47
Noninterest income	269		246	258
Noninterest expenses	519	(a)	460	433	(b)
Pre-tax income	146		85	199
Provision for income taxes	42		25	64
Net income	$104		$60	$135

Net income attributable to common shares	$103		$59	$134

Diluted income per common share	0.58		0.34	0.73

Average diluted shares (in millions)	177		176	182

Common equity Tier 1 capital ratio (c)	10.48%		10.58%	10.40%
Common equity ratio	10.79		11.08	10.76
Tangible common equity ratio (d)	9.98		10.23	9.92

(a)	Included restructuring charge of $53 million in the second quarter 2016.

(b)	Included net release of litigation reserves of $30 million in the second quarter 2015.

(c)	June 30, 2016 ratio is estimated.

(d)	See Reconciliation of Non-GAAP Financial Measures.

Second Quarter 2016 Compared to First Quarter 2016
Average total loans increased $1.1 billion, or 2 percent, to $49.5 billion.

•
Primarily reflected continued growth in Commercial Real Estate and seasonal increases in Mortgage Banker Finance and National Dealer Services; partially offset by an expected decline in Energy. The growth in Commercial Real Estate primarily reflected construction draws and term financing, mainly with existing customers who are proven developers on projects with favorable risk profiles.

•	Period-end total loans increased $1.0 billion to $50.4 billion.
Average total deposits decreased $187 million to $56.5 billion.

•	Driven by a $511 million decrease in interest-bearing deposits, partially offset by a $324 million increase in noninterest-bearing deposits.

•	Average total deposits increased seasonally in the Retail Bank; this was more than offset by a seasonal decrease in Municipalities and purposeful pricing in Corporate Banking.

•	Period-end deposits were unchanged at $56.4 billion.
Net interest income decreased $2 million to $445 million.

•	Primarily the result of the impact of nonaccrual loans and higher funding costs, partially offset by the benefit from the increase in average loans.
The provision for credit losses decreased $99 million to $49 million.

•
Net credit-related charge-offs were $47 million, or 0.38 percent of average loans, compared to $58 million, or 0.49 percent, in the first quarter 2016. Energy net credit-related charge-offs were $32 million compared to $42 million in the first quarter 2016.

•	The allowance for loan losses increased $5 million to $729 million, or 1.45 percent of total loans. The reserve allocation for Energy exceeded 8 percent of loans in the Energy business line.
Noninterest income increased $23 million to $269 million.

•
Noninterest income increased $13 million, or 5 percent, excluding a $10 million increase in deferred compensation asset returns (offset by an increase in deferred compensation plan expense in noninterest expense).

•
Fee-based income increased $11 million, primarily attributed to increases of $3 million each in card fees, fiduciary income and customer derivative income, as well as a $2 million increase in commercial lending fees. The increase in commercial lending fees resulted primarily from higher syndication agent fees.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 3

Noninterest expenses increased $59 million to $519 million.

•
Second quarter restructuring charges of $53 million related to the initiatives previously discussed included $46 million of severance-related expenses and $7 million of professional services and other charges.

•
Excluding the $53 million restructuring charge, noninterest expenses increased $6 million, primarily including a $10 million increase in deferred compensation plan expense (offset by an increase in deferred compensation asset returns in noninterest income), partially offset by an $8 million gain from the sale of leased assets, as well as increases of $5 million in outside processing fees, $3 million in FDIC insurance premiums and $2 million in advertising expense.

•
Salaries and benefits expense decreased $1 million, primarily reflecting seasonal decreases in share-based compensation and payroll taxes, partially offset by the $10 million increase in deferred compensation plan expense noted above, the impact of merit increases, a seasonal increase in 401(k) contributions and incentive compensation tied to revenue growth.

Capital position remained solid at June 30, 2016.

•	Repurchased approximately 1.5 million shares of common stock under the equity repurchase program.

•	Including dividends, returned a total of $103 million to shareholders.

•	Dividend increased 5 percent to 22 cents per share.

•
As announced on June 29, 2016, the Federal Reserve did not object to Comerica’s 2016 capital plan which includes equity repurchases up to $440 million for the four-quarter period ending in the second quarter 2017. The timing and ultimate amount of equity repurchases will be subject to various factors, including the Company’s capital position, financial performance and market conditions, including interest rates. Restructuring charges associated with the GEAR Up initiative are not expected to impact the pace of repurchases. In addition, at its meeting on July 26, 2016, Comerica's board of directors will consider increasing the quarterly dividend to 23 cents per common share.

Second Quarter 2016 Compared to Second Quarter 2015
Average total loans increased $636 million, or 1 percent.

•	Primarily reflected continued growth in Commercial Real Estate and National Dealer Services, partially offset by declines in Energy and general Middle Market.
Average total deposits decreased $877 million, or 2 percent.

•	Primarily driven by decreases in Municipalities, Corporate Banking and the Financial Services Division.
Net interest income increased $24 million, or 6 percent.

•	Primarily due to higher yields on loans and Federal Reserve Bank deposits, as well as earning asset growth; partially offset by an increase in funding costs.
The provision for credit losses increased $2 million, or 5 percent.
Noninterest income increased $11 million, or 4 percent.

•
Excluding a $4 million increase in deferred compensation asset returns, noninterest income increased $7 million, or 3 percent. Fee-based income increased $6 million, primarily reflecting an $8 million increase in card fees, mostly due to increased revenue from merchant payment processing services and government card programs, and smaller increases in most other fee-based categories; partially offset by a decrease of $4 million in investment banking fees.

Noninterest expense increased $86 million.

•
Noninterest expense increased $3 million excluding the second quarter 2016 restructuring charges of $53 million and the impact of a $30 million net release of litigation reserves in second quarter 2015. The remaining increase primarily reflected increases of $6 million in software expense and $5 million in FDIC insurance premiums, partially offset by a decrease of $4 million in salaries and benefits and an $8 million benefit from the sale of leased assets in the second quarter 2016.

◦
Salaries and benefits expense primarily reflected decreases of $8 million in pension expense and $4 million in share-based compensation, partially offset by a $4 million increase in deferred compensation plan expense (offset by an increase in deferred compensation asset

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 4

returns in noninterest income) and an increase of $4 million in regular salaries, mostly due to the impact of merit raises.
Net Interest Income

(dollar amounts in millions)	2nd Qtr '16	1st Qtr '16	2nd Qtr '15
Net interest income	$445	$447	$421

Net interest margin	2.74%	2.81%	2.65%

Selected average balances:
Total earning assets	$65,597	$64,123	$63,981
Total loans	49,469	48,392	48,833
Total investment securities	12,334	12,357	9,936
Federal Reserve Bank deposits	3,495	3,071	4,968

Total deposits	56,521	56,708	57,398
Total noninterest-bearing deposits	28,376	28,052	27,365
Medium- and long-term debt	5,072	3,093	2,661
Net interest income decreased $2 million to $445 million in the second quarter 2016, compared to the first quarter 2016.

•
Interest on loans was unchanged, as the benefit from an increase in average loan balances (+$8 million) was offset by a decrease in yields. The decrease in loan yields primarily reflected lower nonaccrual interest recoveries in the second quarter 2016, the impact of a negative residual value adjustment to assets in the leasing portfolio and the full-quarter impact of loans transferred to nonaccrual in the first quarter 2016.

•	Interest expense on debt increased $3 million, primarily due to higher funding costs from new Federal Home Loan Bank (FHLB) borrowings during the quarter.
The net interest margin of 2.74 percent decreased 7 basis points compared to the first quarter 2016, primarily due to the impact of increased FHLB borrowings (-2 basis points), lower loan yields (-4 basis points) and an increase in lower-yielding Federal Reserve Bank deposit balances (-1 basis point). The impact of lower loan yields included -3 basis points related to nonaccrual loans.
Credit Quality
“Energy loans continue to decline as expected, with a $356 million decrease since the end of the first quarter, as our customers continue to take the necessary actions to reduce their bank debt. We have completed 88 percent of the spring redeterminations for our E&P customers, and borrowing bases have come down about 22 percent on average. Criticized energy loans have declined $281 million to 57 percent of energy loans as of the end of the second quarter,” said Babb. “While oil and gas prices have improved, we remain cautious and believe with our reserve allocation at over 8 percent of energy loans as of June 30, we are adequately reserved. Credit quality in the remainder of the portfolio remains strong.”

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 5

(dollar amounts in millions)	2nd Qtr '16	1st Qtr '16	2nd Qtr '15
Credit-related charge-offs	$59	$83	$35
Recoveries	12	25	17
Net credit-related charge-offs	47	58	18
Net credit-related charge-offs/Average total loans	0.38%	0.49%	0.15%

Provision for credit losses	$49	$148	$47

Nonperforming loans	613	689	361
Nonperforming assets (NPAs)	635	714	370
NPAs/Total loans and foreclosed property	1.26%	1.45%	0.74%

Loans past due 90 days or more and still accruing	$35	$13	$18

Allowance for loan losses	729	724	618
Allowance for credit losses on lending-related commitments (a)	43	46	50
Total allowance for credit losses	772	770	668

Allowance for loan losses/Period-end total loans	1.45%	1.47%	1.24%
Allowance for loan losses/Nonperforming loans	119	105	171

(a)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•	Energy business line loans were $2.7 billion at June 30, 2016 compared to $3.1 billion at March 31, 2016.

◦	Criticized Energy loans decreased $281 million, to $1.6 billion, including a $77 million decrease in nonaccrual loans.

◦	Energy net charge-offs were $32 million, compared to $42 million in the first quarter 2016.

◦	The reserve allocation for loans in the Energy business line exceeded 8 percent at June 30, 2016, up slightly compared to March 31, 2016.

•
Net charge-offs decreased $11 million to $47 million, or 0.38 percent of average loans, in the second quarter 2016, compared to $58 million, or 0.49 percent, in the first quarter 2016. Aside from Energy, net charge-offs were $15 million, or 13 basis points, for the remainder of the portfolio.

•
During the second quarter 2016, $107 million of borrower relationships over $2 million were transferred to nonaccrual status, a decrease of $339 million compared to $446 million transferred during the first quarter. Second quarter 2016 transfers to nonaccrual included $51 million from Energy, compared to $349 million in the first quarter.

•
Criticized loans decreased $377 million to $3.6 billion at June 30, 2016, compared to $3.9 billion at March 31, 2016, primarily as a result of the decrease in criticized Energy loans. Criticized loans are generally consistent with the Special Mention, Substandard and Doubtful categories defined by regulatory authorities.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 6

Full-Year 2016 Outlook
Management expectations for full-year 2016 compared to full-year 2015, assuming a continuation of the current economic and low-rate environment, are as follows.

•
Average loans modestly higher, in line with Gross Domestic Product growth, reflecting a continued decline in Energy more than offset by increases in most other lines of business. Seasonality in National Dealer Services, Mortgage Banker and Middle Market to impact the second half of the year.

•	Net interest income higher, primarily reflecting the benefits from the December 2015 short-term rate increase, loan growth and a larger securities portfolio.

•
Provision for credit losses higher, reflecting the first quarter 2016 reserve build for Energy, with net charge-offs for the remainder of the year between 35 basis points and 45 basis points. Additional reserve changes dependent on developments in the oil and gas sector. Continued solid credit quality in the remainder of the portfolio, with metrics, absent Energy, better than historical norms.

•
Noninterest income modestly higher, with continued focus on cross-sell opportunities, including card, fiduciary and brokerage services offset by lower market-driven fees, including commercial lending fees, investment banking fees, derivative income and warrant income. Benefits from GEAR Up expected to begin in early 2017.

•
Noninterest expenses higher, with an estimated $90 million to $110 million in restructuring expense, related GEAR Up expense savings of approximately $20 million, increased outside processing in line with growing revenue, higher FDIC insurance expense in part due to regulatory surcharge, and typical inflationary pressures. Additionally, 2015 benefited from $33 million in legal reserve releases, which is offset by lower pension expense in 2016.

•	Income tax expense to approximate 30 percent of pre-tax income.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 7

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at June 30, 2016. The accompanying narrative addresses second quarter 2016 results compared to first quarter 2016.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16		2nd Qtr '15
Business Bank	$154	93%	$94	74%	$181	81%
Retail Bank	(2)	(1)	11	9	18	8
Wealth Management	13	8	22	17	26	11
	165	100%	127	100%	225	100%
Finance	(62)		(66)		(89)
Other (a)	1		(1)		(1)
Total	$104		$60		$135
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16	2nd Qtr '15
Net interest income	$355		$362	$373
Provision for credit losses	46		151	61
Noninterest income	142		135	138
Noninterest expenses	222	(a)	207	175
Net income	154		94	181

Net credit-related charge-offs	42		57	23

Selected average balances:
Assets	39,617		38,635	39,134
Loans	38,574		37,561	38,109
Deposits	28,429		29,108	30,229

(a)	Included restructuring charge of $26 million in the second quarter 2016.

•	Average loans increased $1.0 billion, primarily reflecting increases in Commercial Real Estate, Mortgage Banker Finance and National Dealer Services, partially offset by a decrease in Energy.

•	Average deposits decreased $679 million, primarily reflecting decreases in Municipalities and Corporate Banking, partially offset by an increase in Mortgage Banker Finance.

•
Net interest income decreased $7 million, primarily reflecting the impact of an increase in net funds transfer pricing (FTP) charges and lower loan yields, largely due to the impact of nonaccrual loans and a negative residual value adjustment to assets in the leasing portfolio, partially offset by the benefit from the increase in average loans. The increase in net FTP charges primarily reflected an increase in the cost of funds as well as lower funding credits due to the decrease in average deposits.

•
The provision for credit losses decreased $105 million, primarily reflecting a decrease in Energy, partially offset by increases in Commercial Real Estate, National Dealer Services, and Technology and Life Sciences.

•	Noninterest income increased $7 million, primarily due to increases in syndication agent fees, card fees and customer derivative income.

•
Noninterest expenses increased $15 million, primarily due to second quarter 2016 restructuring charges. Excluding restructuring charges, noninterest expenses decreased $11 million, primarily reflecting an $8 million gain from the sale of leased assets and a decrease in salaries and benefits expense, partially offset by an increase in outside processing fees tied to revenue generating activities.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 8

Retail Bank

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16	2nd Qtr '15
Net interest income	$155		$156	$155
Provision for credit losses	1		3	(8)
Noninterest income	48		43	46
Noninterest expenses	205	(a)	179	181
Net income	(2)		11	18

Net credit-related charge-offs	1		2	1

Selected average balances:
Assets	6,557		6,544	6,459
Loans	5,879		5,867	5,770
Deposits	23,546		23,110	22,747

(a)	Included restructuring charge of $19 million in the second quarter 2016.

•	Average deposits increased $436 million, primarily reflecting seasonal increases. Balances increased in both interest-bearing and noninterest-bearing deposits.

•	Net interest income decreased $1 million, primarily due to lower loan yields, partially offset by the benefit provided by the increase in average deposits.

•	The provision for credit losses decreased $2 million, primarily due to a decrease in Small Business.

•	Noninterest income increased $5 million, primarily reflecting the impact of a securities loss in the first quarter 2016 and an increase in card fees.

•
Noninterest expenses increased $26 million, primarily due to second quarter 2016 restructuring charges. Excluding restructuring charges, noninterest expenses increased $7 million, primarily reflecting an increase in outside processing expenses and smaller increases in several other categories.

Wealth Management

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16	2nd Qtr '15
Net interest income	$42		$43	$45
Provision for credit losses	3		(5)	(9)
Noninterest income	62		59	60
Noninterest expenses	81	(a)	73	74
Net income	13		22	26

Net credit-related charge-offs (recoveries)	4		(1)	(5)

Selected average balances:
Assets	5,215		5,162	5,153
Loans	5,016		4,964	4,954
Deposits	4,213		4,171	4,060

(a)	Included restructuring charge of $8 million in the second quarter 2016.

•	Average loans increased $52 million, primarily reflecting an increase in Private Banking.

•	Average deposits increased $42 million, primarily reflecting increases in money market and checking deposits as well as noninterest-bearing deposits.

•	The provision for credit losses increased $8 million, from a negative provision of $5 million in the first quarter 2016 to a provision of $3 million in the second quarter 2016.

•	Noninterest income increased $3 million, primarily due to an increase in fiduciary income.

•	Noninterest expenses increased $8 million, primarily due to second quarter 2016 restructuring charges. Excluding restructuring charges, noninterest expenses were stable.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 9

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at June 30, 2016.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16		2nd Qtr '15
Michigan	$57	34%	$71	56%	$98	44%
California	50	30	73	58	71	31
Texas	3	2	(76)	(60)	14	6
Other Markets	55	34	59	46	42	19
	165	100%	127	100%	225	100%
Finance & Other (a)	(61)		(67)		(90)
Total	$104		$60		$135
(a) Includes items not directly associated with the geographic markets.

•
Average loans increased $689 million in Other Markets, primarily reflecting an increase in Mortgage Banker Finance; $425 million in California, primarily reflecting increases in Commercial Real Estate and National Dealer Services; and $77 million in Texas, mostly due to increases in Commercial Real Estate and Private Banking, partially offset by a decrease in Energy. Average loans decreased $114 million in Michigan.

•
Average deposits decreased $322 million in Texas and $143 million in Michigan, with both markets primarily reflecting decreases in Municipalities and Corporate Banking, partially offset by an increase in Retail Banking. Average deposits increased $279 million in California, reflecting increases in most lines of business.

•
Net interest income decreased $9 million in Michigan and $4 million in Texas, and increased $1 million in California. The decrease in Michigan primarily reflected a decrease in loan yields, largely due to the impact of the negative residual value adjustment to assets in the leasing portfolio and lower nonaccrual interest recoveries in the second quarter, lower FTP credits resulting from a decrease in average deposits, and the impact of a decrease in average loans. The decrease in Texas primarily reflected lower FTP credits resulting from a decrease in average deposits and lower loan yields, largely due to the full quarter impact of loans transferred to nonaccrual in the first quarter 2016 and a decrease in accretion on the acquired loan portfolio. In California, the benefit from an increase in average loans was partially offset by an increase in net FTP charges, reflecting an increase in the cost of funds and a decrease in the deposit crediting rate.

•
The provision for credit losses decreased $137 million in Texas, and increased $23 million California and $9 million in Michigan. The decrease in Texas primarily reflected the impact of the reserve build for Energy in the first quarter 2016. In California, the increased provision primarily reflected increases in National Dealer Services, Private Banking and general Middle Market. The increase in Michigan primarily reflected an increased provision in Commercial Real Estate.

•
Noninterest income increased $5 million in Michigan, $1 million in Texas and $1 million in California. The increase in Michigan was primarily due to the impact of a securities loss in the first quarter 2016, an increase in customer derivative income and smaller increases in several other categories.

•
Noninterest expenses increased $16 million in California, $13 million in Texas and $8 million in Michigan. Excluding restructuring charges, noninterest expenses were unchanged in California, and decreased $2 million in Texas and $7 million in Michigan. The decrease in Michigan primarily reflected an $8 million gain from the sale of leased assets in the second quarter.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 10

Michigan Market

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16	2nd Qtr '15
Net interest income	$166		$175	$178
Provision for credit losses	3		(6)	(13)
Noninterest income	81		76	86
Noninterest expenses	159	(a)	151	129
Net income	57		71	98

Net credit-related charge-offs (recoveries)	—		5	(1)

Selected average balances:
Assets	13,299		13,402	13,851
Loans	12,660		12,774	13,290
Deposits	21,553		21,696	21,706

(a)	Included restructuring charge of $15 million in the second quarter 2016.
California Market

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16	2nd Qtr '15
Net interest income	$178		$177	$180
Provision for credit losses	17		(6)	4
Noninterest income	39		38	36
Noninterest expenses	120	(a)	104	99
Net income	50		73	71

Net credit-related charge-offs	17		8	6

Selected average balances:
Assets	17,997		17,541	16,696
Loans	17,708		17,283	16,429
Deposits	16,933		16,654	17,275

(a)	Included restructuring charge of $16 million in the second quarter 2016.
Texas Market

(dollar amounts in millions)	2nd Qtr '16		1st Qtr '16	2nd Qtr '15
Net interest income	$119		$123	$130
Provision for credit losses	32		169	43
Noninterest income	31		30	30
Noninterest expenses	113	(a)	100	93
Net income (loss)	3		(76)	14

Net credit-related charge-offs	31		47	5

Selected average balances:
Assets	11,287		11,295	11,878
Loans	10,840		10,763	11,254
Deposits	10,052		10,374	10,959

(a)	Included restructuring charge of $15 million in the second quarter 2016.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 11

Conference Call and Webcast
Comerica will host a conference call to review second quarter 2016 financial results at 7 a.m. CT Tuesday, July 19, 2016. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 22809119). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS - 12

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, including the GEAR Up initiative, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries as well as estimates of the economic benefits of the GEAR Up initiative, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; changes in regulation or oversight; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers, in particular the energy industry; unfavorable developments concerning credit quality; operational difficulties, failure of technology infrastructure or information security incidents; reliance on other companies to provide certain key components of business infrastructure; factors impacting noninterest expenses which are beyond Comerica's control; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; reductions in Comerica's credit rating; whether Comerica may achieve opportunities for revenue enhancements and efficiency improvements under the GEAR Up initiative, or changes in the scope or assumptions underlying the GEAR Up initiative; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; damage to Comerica's reputation; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2015 and “Item 1A. Risk Factors” beginning on page 54 of Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Chelsea R. Smith
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in millions, except per share data)	2016	2016	2015	2016	2015
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.58	$0.34	$0.73	$0.92	$1.46
Cash dividends declared	0.22	0.21	0.21	0.43	0.41

Average diluted shares (in thousands)	177,240	176,055	182,422	176,614	182,281
KEY RATIOS
Return on average common shareholders' equity	5.44%	3.13%	7.21%	4.28%	7.20%
Return on average assets	0.59	0.34	0.79	0.47	0.78
Common equity tier 1 and tier 1 risk-based capital ratio (a)	10.48	10.58	10.40
Total risk-based capital ratio (a)	12.73	12.84	12.38
Leverage ratio (a)	10.41	10.60	10.56
Common equity ratio	10.79	11.08	10.76
Tangible common equity ratio (b)	9.98	10.23	9.92
AVERAGE BALANCES
Commercial loans	$31,511	$30,814	$31,788	$31,162	$31,442
Real estate construction loans	2,429	2,114	1,807	2,272	1,872
Commercial mortgage loans	9,033	8,961	8,672	8,997	8,627
Lease financing	730	726	795	728	796
International loans	1,396	1,419	1,453	1,408	1,482
Residential mortgage loans	1,880	1,892	1,877	1,886	1,866
Consumer loans	2,490	2,466	2,441	2,478	2,409
Total loans	49,469	48,392	48,833	48,931	48,494

Earning assets	65,597	64,123	63,981	64,860	63,732
Total assets	70,668	69,228	68,963	69,948	68,852

Noninterest-bearing deposits	28,376	28,052	27,365	28,214	27,033
Interest-bearing deposits	28,145	28,656	30,033	28,401	30,163
Total deposits	56,521	56,708	57,398	56,615	57,196

Common shareholders' equity	7,654	7,632	7,512	7,643	7,482
NET INTEREST INCOME
Net interest income	$445	$447	$421	$892	$834
Net interest margin (fully taxable equivalent)	2.74%	2.81%	2.65%	2.78%	2.65%
CREDIT QUALITY
Total nonperforming assets	$635	$714	$370

Loans past due 90 days or more and still accruing	35	13	18

Net credit-related charge-offs	47	58	19	$105	$27

Allowance for loan losses	729	724	618
Allowance for credit losses on lending-related commitments	43	46	50
Total allowance for credit losses	772	770	668

Allowance for loan losses as a percentage of total loans	1.45%	1.47%	1.24%
Net credit-related charge-offs as a percentage of average total loans	0.38	0.49	0.15	0.43%	0.11%
Nonperforming assets as a percentage of total loans and foreclosed property	1.26	1.45	0.74
Allowance for loan losses as a percentage of total nonperforming loans	119	105	171

(a)	June 30, 2016 ratios are estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	June 30,
(in millions, except share data)	2016	2016	2015	2015
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,172	$977	$1,157	$1,148

Interest-bearing deposits with banks	2,938	2,025	4,990	4,817
Other short-term investments	100	94	113	119

Investment securities available-for-sale	10,712	10,607	10,519	8,267
Investment securities held-to-maturity	1,807	1,907	1,981	1,952

Commercial loans	32,360	31,562	31,659	32,723
Real estate construction loans	2,553	2,290	2,001	1,795
Commercial mortgage loans	9,038	8,982	8,977	8,674
Lease financing	684	731	724	786
International loans	1,365	1,455	1,368	1,420
Residential mortgage loans	1,856	1,874	1,870	1,865
Consumer loans	2,524	2,483	2,485	2,478
Total loans	50,380	49,377	49,084	49,741
Less allowance for loan losses	(729)	(724)	(634)	(618)
Net loans	49,651	48,653	48,450	49,123

Premises and equipment	544	541	550	541
Accrued income and other assets	4,356	4,203	4,117	3,978
Total assets	$71,280	$69,007	$71,877	$69,945

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$28,559	$28,025	$30,839	$28,167

Money market and interest-bearing checking deposits	22,539	22,872	23,532	23,786
Savings deposits	2,022	2,006	1,898	1,841
Customer certificates of deposit	3,230	3,401	3,552	4,367
Foreign office time deposits	24	47	32	99
Total interest-bearing deposits	27,815	28,326	29,014	30,093
Total deposits	56,374	56,351	59,853	58,260

Short-term borrowings	12	514	23	56
Accrued expenses and other liabilities	1,279	1,389	1,383	1,265
Medium- and long-term debt	5,921	3,109	3,058	2,841
Total liabilities	63,586	61,363	64,317	62,422

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141	1,141
Capital surplus	2,165	2,158	2,173	2,158
Accumulated other comprehensive loss	(295)	(328)	(429)	(396)
Retained earnings	7,157	7,097	7,084	6,908
Less cost of common stock in treasury - 54,247,325 shares at 6/30/16, 53,086,733 shares at 3/31/16, 52,457,113 shares at 12/31/15, and 49,803,515 shares at 6/30/15	(2,474)	(2,424)	(2,409)	(2,288)
Total shareholders' equity	7,694	7,644	7,560	7,523
Total liabilities and shareholders' equity	$71,280	$69,007	$71,877	$69,945

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$406	$388	$812	$766
Interest on investment securities	62	53	124	106
Interest on short-term investments	5	3	9	7
Total interest income	473	444	945	879
INTEREST EXPENSE
Interest on deposits	10	11	20	22
Interest on medium- and long-term debt	18	12	33	23
Total interest expense	28	23	53	45
Net interest income	445	421	892	834
Provision for credit losses	49	47	197	61
Net interest income after provision for credit losses	396	374	695	773
NONINTEREST INCOME
Card fees	77	69	151	132
Service charges on deposit accounts	55	56	110	111
Fiduciary income	49	48	95	95
Commercial lending fees	22	22	42	47
Letter of credit fees	13	13	26	26
Bank-owned life insurance	9	10	18	19
Foreign exchange income	11	9	21	19
Brokerage fees	5	4	9	8
Net securities losses	(1)	—	(3)	(2)
Other noninterest income	29	27	46	54
Total noninterest income	269	258	515	509
NONINTEREST EXPENSES
Salaries and benefits expense	247	251	495	504
Outside processing fee expense	84	83	163	156
Net occupancy expense	39	39	77	77
Equipment expense	14	13	27	26
Restructuring charges	53	—	53	—
Software expense	30	24	59	47
FDIC insurance expense	14	9	25	18
Advertising expense	6	5	10	11
Litigation-related expense	—	(30)	—	(29)
Other noninterest expenses	32	39	70	78
Total noninterest expenses	519	433	979	888
Income before income taxes	146	199	231	394
Provision for income taxes	42	64	67	125
NET INCOME	104	135	164	269
Less income allocated to participating securities	1	1	2	3
Net income attributable to common shares	$103	$134	$162	$266
Earnings per common share:
Basic	$0.60	$0.76	$0.94	$1.51
Diluted	0.58	0.73	0.92	1.46

Comprehensive income	137	109	298	285

Cash dividends declared on common stock	38	37	75	73
Cash dividends declared per common share	0.22	0.21	0.43	0.41

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Second	First	Fourth	Third	Second	Second Quarter 2016 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	First Quarter 2016		Second Quarter 2015
(in millions, except per share data)	2016	2016	2015	2015	2015	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$406	$406	$395	$390	$388	$—	—%	$18	5%
Interest on investment securities	62	62	56	54	53	—	—	9	18
Interest on short-term investments	5	4	6	4	3	1	10	2	44
Total interest income	473	472	457	448	444	1	—	29	7
INTEREST EXPENSE
Interest on deposits	10	10	10	11	11	—	—	(1)	(11)
Interest on medium- and long-term debt	18	15	14	15	12	3	20	6	49
Total interest expense	28	25	24	26	23	3	10	5	22
Net interest income	445	447	433	422	421	(2)	—	24	6
Provision for credit losses	49	148	60	26	47	(99)	(67)	2	5
Net interest income after provision for credit losses	396	299	373	396	374	97	33	22	6
NONINTEREST INCOME
Card fees	77	74	75	72	69	3	4	8	11
Service charges on deposit accounts	55	55	55	57	56	—	—	(1)	(3)
Fiduciary income	49	46	45	47	48	3	6	1	1
Commercial lending fees	22	20	30	22	22	2	9	—	—
Letter of credit fees	13	13	14	13	13	—	—	—	—
Bank-owned life insurance	9	9	11	10	10	—	—	(1)	(4)
Foreign exchange income	11	10	11	10	9	1	3	2	16
Brokerage fees	5	4	4	5	4	1	16	1	6
Net securities losses	(1)	(2)	—	—	—	1	89	(1)	n/m
Other noninterest income	29	17	23	26	27	12	70	2	12
Total noninterest income	269	246	268	262	258	23	9	11	4
NONINTEREST EXPENSES
Salaries and benefits expense	247	248	262	243	251	(1)	(1)	(4)	(2)
Outside processing fee expense	84	79	81	84	83	5	7	1	2
Net occupancy expense	39	38	41	41	39	1	4	—	—
Equipment expense	14	13	14	13	13	1	6	1	7
Restructuring charges	53	—	—	—	—	53	n/m	53	n/m
Software expense	30	29	26	26	24	1	7	6	28
FDIC insurance expense	14	11	10	9	9	3	14	5	55
Advertising expense	6	4	7	6	5	2	93	1	22
Litigation-related expense	—	—	—	(3)	(30)	—	—	30	n/m
Other noninterest expenses	32	38	43	40	39	(6)	(17)	(7)	(19)
Total noninterest expenses	519	460	484	459	433	59	13	86	20
Income before income taxes	146	85	157	199	199	61	73	(53)	(27)
Provision for income taxes	42	25	41	63	64	17	68	(22)	(34)
NET INCOME	104	60	116	136	135	44	74	(31)	(23)
Less income allocated to participating securities	1	1	1	2	1	—	—	—	—
Net income attributable to common shares	$103	$59	$115	$134	$134	$44	74%	$(31)	(23)%
Earnings per common share:
Basic	$0.60	$0.34	$0.65	$0.76	$0.76	$0.26	76%	$(0.16)	(21)%
Diluted	0.58	0.34	0.64	0.74	0.73	0.24	71	(0.15)	(21)

Comprehensive income	137	161	32	187	109	(24)	(15)	28	27

Cash dividends declared on common stock	38	37	37	37	37	1	4	1	7
Cash dividends declared per common share	0.22	0.21	0.21	0.21	0.21	0.01	5	0.01	5
n/m - not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2016		2015
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$724	$634	$622	$618	$601

Loan charge-offs:
Commercial	48	72	73	30	17
Commercial mortgage	—	—	1	—	2
Lease financing	—	—	—	—	1
International	4	3	—	1	11
Residential mortgage	—	—	—	—	1
Consumer	2	2	2	3	3
Total loan charge-offs	54	77	76	34	35

Recoveries on loans previously charged-off:
Commercial	9	12	6	8	10
Real estate construction	—	—	—	—	1
Commercial mortgage	2	12	11	2	5
Residential mortgage	—	—	1	—	—
Consumer	1	1	7	1	1
Total recoveries	12	25	25	11	17
Net loan charge-offs	42	52	51	23	18
Provision for loan losses	47	141	63	28	35
Foreign currency translation adjustment	—	1	—	(1)	—
Balance at end of period	$729	$724	$634	$622	$618

Allowance for loan losses as a percentage of total loans	1.45%	1.47%	1.29%	1.27%	1.24%

Net loan charge-offs as a percentage of average total loans	0.34	0.43	0.42	0.19	0.15

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2016		2015
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$46	$45	$48	$50	$39
Charge-offs on lending-related commitments (a)	(5)	(6)	—	—	(1)
Provision for credit losses on lending-related commitments	2	7	(3)	(2)	12
Balance at end of period	$43	$46	$45	$48	$50

Unfunded lending-related commitments sold	$12	$11	$—	$—	$12

(a)	Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2016		2015
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$482	$547	$238	$214	$186
Real estate construction	—	—	1	1	1
Commercial mortgage	44	47	60	66	77
Lease financing	6	6	6	8	11
International	18	27	8	8	9
Total nonaccrual business loans	550	627	313	297	284
Retail loans:
Residential mortgage	26	26	27	31	35
Consumer:
Home equity	28	27	27	28	29
Other consumer	1	1	—	1	1
Total consumer	29	28	27	29	30
Total nonaccrual retail loans	55	54	54	60	65
Total nonaccrual loans	605	681	367	357	349
Reduced-rate loans	8	8	12	12	12
Total nonperforming loans	613	689	379	369	361
Foreclosed property	22	25	12	12	9
Total nonperforming assets	$635	$714	$391	$381	$370

Nonperforming loans as a percentage of total loans	1.22%	1.40%	0.77%	0.75%	0.72%
Nonperforming assets as a percentage of total loans and foreclosed property	1.26	1.45	0.80	0.78	0.74
Allowance for loan losses as a percentage of total nonperforming loans	119	105	167	169	171
Loans past due 90 days or more and still accruing	$35	$13	$17	$5	$18

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$681	$367	$357	$349	$266
Loans transferred to nonaccrual (a)	107	446	105	69	145
Nonaccrual business loan gross charge-offs (b)	(52)	(75)	(49)	(31)	(31)
Nonaccrual business loans sold (c)	(40)	(21)	—	—	(1)
Payments/Other (d)	(91)	(36)	(46)	(30)	(30)
Nonaccrual loans at end of period	$605	$681	$367	$357	$349
(a) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(b) Analysis of gross loan charge-offs:
Nonaccrual business loans	$52	$75	$49	$31	$31
Performing business loans	—	—	25	—	—
Consumer and residential mortgage loans	2	2	2	3	4
Total gross loan charge-offs	$54	$77	$76	$34	$35
(c) Analysis of loans sold:
Nonaccrual business loans	$40	$21	$—	$—	$1
Performing criticized loans	—	—	3	—	—
Total criticized loans sold	$40	$21	$3	$—	$1
(d) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Six Months Ended
	June 30, 2016			June 30, 2015
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate (a)	Balance	Interest	Rate (a)

Commercial loans	$31,162	$500	3.24%	$31,442	$475	3.06%
Real estate construction loans	2,272	41	3.64	1,872	32	3.43
Commercial mortgage loans	8,997	158	3.53	8,627	146	3.41
Lease financing	728	10	2.66	796	12	3.12
International loans	1,408	26	3.64	1,482	27	3.69
Residential mortgage loans	1,886	36	3.85	1,866	35	3.77
Consumer loans	2,478	41	3.35	2,409	39	3.23
Total loans	48,931	812	3.34	48,494	766	3.19

Mortgage-backed securities (b)	9,341	102	2.21	9,064	101	2.24
Other investment securities	3,004	22	1.50	858	5	1.13
Total investment securities (b)	12,345	124	2.04	9,922	106	2.15

Interest-bearing deposits with banks	3,478	9	0.50	5,216	7	0.25
Other short-term investments	106	—	0.76	100	—	0.75
Total earning assets	64,860	945	2.94	63,732	879	2.79

Cash and due from banks	1,071			1,034
Allowance for loan losses	(714)			(607)
Accrued income and other assets	4,731			4,693
Total assets	$69,948			$68,852

Money market and interest-bearing checking deposits	$22,989	13	0.11	$23,809	13	0.11
Savings deposits	1,973	—	0.02	1,810	—	0.02
Customer certificates of deposit	3,399	7	0.40	4,423	8	0.37
Foreign office time deposits	40	—	0.34	121	1	1.36
Total interest-bearing deposits	28,401	20	0.14	30,163	22	0.14

Short-term borrowings	262	—	0.45	94	—	0.05
Medium- and long-term debt	4,083	33	1.62	2,675	23	1.78
Total interest-bearing sources	32,746	53	0.32	32,932	45	0.28

Noninterest-bearing deposits	28,214			27,033
Accrued expenses and other liabilities	1,345			1,405
Total shareholders' equity	7,643			7,482
Total liabilities and shareholders' equity	$69,948			$68,852

Net interest income/rate spread		$892	2.62		$834	2.51

Impact of net noninterest-bearing sources of funds			0.16			0.14
Net interest margin (as a percentage of average earning assets)			2.78%			2.65%

(a)	Fully taxable equivalent.

(b)	Includes investment securities available-for-sale and investment securities held-to-maturity.

ANALYSIS OF NET INTEREST INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate (a)	Balance	Interest	Rate (a)	Balance	Interest	Rate (a)

Commercial loans	$31,511	$251	3.23%	$30,814	$249	3.25%	$31,788	$242	3.07%
Real estate construction loans	2,429	22	3.62	2,114	19	3.66	1,807	16	3.51
Commercial mortgage loans	9,033	78	3.47	8,961	80	3.59	8,672	73	3.38
Lease financing	730	4	1.98	726	6	3.33	795	6	3.19
International loans	1,396	13	3.63	1,419	13	3.65	1,453	13	3.68
Residential mortgage loans	1,880	17	3.76	1,892	19	3.94	1,877	18	3.78
Consumer loans	2,490	21	3.37	2,466	20	3.33	2,441	20	3.25
Total loans	49,469	406	3.31	48,392	406	3.38	48,833	388	3.20

Mortgage-backed securities (b)	9,326	51	2.21	9,356	51	2.22	9,057	50	2.23
Other investment securities	3,008	11	1.50	3,001	11	1.50	879	3	1.16
Total investment securities (b)	12,334	62	2.03	12,357	62	2.05	9,936	53	2.13

Interest-bearing deposits with banks	3,690	5	0.50	3,265	4	0.50	5,110	3	0.25
Other short-term investments	104	—	0.58	109	—	0.93	102	—	0.42
Total earning assets	65,597	473	2.91	64,123	472	2.97	63,981	444	2.79

Cash and due from banks	1,074			1,068			1,041
Allowance for loan losses	(749)			(680)			(613)
Accrued income and other assets	4,746			4,717			4,554
Total assets	$70,668			$69,228			$68,963

Money market and interest-bearing checking deposits	$22,785	6	0.11	$23,193	6	0.11	$23,659	6	0.11
Savings deposits	2,010	—	0.02	1,936	—	0.02	1,834	—	0.02
Customer certificates of deposit	3,320	4	0.40	3,477	4	0.40	4,422	4	0.37
Foreign office time deposits	30	—	0.35	50	—	0.33	118	1	1.26
Total interest-bearing deposits	28,145	10	0.14	28,656	10	0.14	30,033	11	0.14

Short-term borrowings	159	—	0.45	365	—	0.45	78	—	0.04
Medium- and long-term debt	5,072	18	1.42	3,093	15	1.94	2,661	12	1.83
Total interest-bearing sources	33,376	28	0.33	32,114	25	0.32	32,772	23	0.28

Noninterest-bearing deposits	28,376			28,052			27,365
Accrued expenses and other liabilities	1,262			1,430			1,314
Total shareholders' equity	7,654			7,632			7,512
Total liabilities and shareholders' equity	$70,668			$69,228			$68,963

Net interest income/rate spread		$445	2.58		$447	2.65		$421	2.51

Impact of net noninterest-bearing sources of funds			0.16			0.16			0.14
Net interest margin (as a percentage of average earning assets)			2.74%			2.81%			2.65%

(a)	Fully taxable equivalent.

(b)	Includes investment securities available-for-sale and investment securities held-to-maturity.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(in millions, except per share data)	2016	2016	2015	2015	2015

Commercial loans:
Floor plan	$4,120	$3,902	$3,939	$3,538	$3,840
Other	28,240	27,660	27,720	28,239	28,883
Total commercial loans	32,360	31,562	31,659	31,777	32,723
Real estate construction loans	2,553	2,290	2,001	1,874	1,795
Commercial mortgage loans	9,038	8,982	8,977	8,787	8,674
Lease financing	684	731	724	751	786
International loans	1,365	1,455	1,368	1,382	1,420
Residential mortgage loans	1,856	1,874	1,870	1,880	1,865
Consumer loans:
Home equity	1,779	1,738	1,720	1,714	1,682
Other consumer	745	745	765	777	796
Total consumer loans	2,524	2,483	2,485	2,491	2,478
Total loans	$50,380	$49,377	$49,084	$48,942	$49,741

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	9	9	10	10	11
Other intangibles	3	4	4	4	4

Common equity tier 1 capital (a)	7,346	7,331	7,350	7,327	7,280
Risk-weighted assets (a)	70,097	69,319	69,731	69,718	69,967

Common equity tier 1 and tier 1 risk-based capital ratio (a)	10.48%	10.58%	10.54%	10.51%	10.40%
Total risk-based capital ratio (a)	12.73	12.84	12.69	12.82	12.38
Leverage ratio (a)	10.41	10.60	10.22	10.28	10.56
Common equity ratio	10.79	11.08	10.52	10.73	10.76
Tangible common equity ratio (b)	9.98	10.23	9.70	9.91	9.92

Common shareholders' equity per share of common stock	$44.24	$43.66	$43.03	$43.02	$42.18
Tangible common equity per share of common stock (b)	40.52	39.96	39.33	39.36	38.53
Market value per share for the quarter:
High	47.55	41.74	47.44	52.93	53.45
Low	36.27	30.48	39.52	40.01	44.38
Close	41.13	37.87	41.83	41.10	51.32

Quarterly ratios:
Return on average common shareholders' equity	5.44%	3.13%	6.08%	7.19%	7.21%
Return on average assets	0.59	0.34	0.64	0.76	0.79
Efficiency ratio (c)	72.48	66.07	69.00	66.98	63.49

Number of banking centers	473	477	477	477	477

Number of employees - full time equivalent	8,792	8,869	8,880	8,941	8,901

(a)	June 30, 2016 amounts and ratios are estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

(c)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	June 30,	December 31,	June 30,
(in millions, except share data)	2016	2015	2015

ASSETS
Cash and due from subsidiary bank	$8	$4	$7
Short-term investments with subsidiary bank	563	569	861
Other short-term investments	87	89	94
Investment in subsidiaries, principally banks	7,666	7,523	7,500
Premises and equipment	2	3	2
Other assets	163	137	122
Total assets	$8,489	$8,325	$8,586

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$632	$608	$903
Other liabilities	163	157	160
Total liabilities	795	765	1,063

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,165	2,173	2,158
Accumulated other comprehensive loss	(295)	(429)	(396)
Retained earnings	7,157	7,084	6,908
Less cost of common stock in treasury - 54,247,325 shares at 6/30/16, 52,457,113 shares at 12/31/15 and 49,803,515 shares at 6/30/15	(2,474)	(2,409)	(2,288)
Total shareholders' equity	7,694	7,560	7,523
Total liabilities and shareholders' equity	$8,489	$8,325	$8,586

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2014	179.0	$1,141	$2,188	$(412)	$6,744	$(2,259)	$7,402
Net income	—	—	—	—	269	—	269
Other comprehensive income, net of tax	—	—	—	16	—	—	16
Cash dividends declared on common stock ($0.41 per share)	—	—	—	—	(73)	—	(73)
Purchase of common stock	(2.5)	—	—	—	—	(115)	(115)
Purchase and retirement of warrants	—	—	(10)	—	—	—	(10)
Net issuance of common stock under employee stock plans	0.9	—	(23)	—	(10)	43	10
Net issuance of common stock for warrants	1.0	—	(21)	—	(22)	43	—
Share-based compensation	—	—	24	—	—	—	24
BALANCE AT JUNE 30, 2015	178.4	$1,141	$2,158	$(396)	$6,908	$(2,288)	$7,523

BALANCE AT DECEMBER 31, 2015	175.7	$1,141	$2,173	$(429)	$7,084	$(2,409)	$7,560
Net income	—	—	—	—	164	—	164
Other comprehensive income, net of tax	—	—	—	134	—	—	134
Cash dividends declared on common stock ($0.43 per share)	—	—	—	—	(75)	—	(75)
Purchase of common stock	(2.9)	—	—	—	—	(114)	(114)
Net issuance of common stock under employee stock plans	1.1	—	(33)	—	(16)	49	—
Share-based compensation	—	—	25	—	—	—	25
BALANCE AT JUNE 30, 2016	173.9	$1,141	$2,165	$(295)	$7,157	$(2,474)	$7,694

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended June 30, 2016	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$355	$155	$42	$(111)	$4	$445
Provision for credit losses	46	1	3	—	(1)	49
Noninterest income	142	48	62	13	4	269
Noninterest expenses	222	205	81	2	9	519
Provision (benefit) for income taxes	75	(1)	7	(38)	(1)	42
Net income (loss)	$154	$(2)	$13	$(62)	$1	$104
Net credit-related charge-offs	$42	$1	$4	$—	$—	$47

Selected average balances:
Assets	$39,617	$6,557	$5,215	$14,135	$5,144	$70,668
Loans	38,574	5,879	5,016	—	—	49,469
Deposits	28,429	23,546	4,213	62	271	56,521

Statistical data:
Return on average assets (a)	1.55%	(0.03)%	1.02%	N/M	N/M	0.59%
Efficiency ratio (b)	44.46	101.12	77.65	N/M	N/M	72.48

	Business	Retail	Wealth
Three Months Ended March 31, 2016	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$362	$156	$43	$(118)	$4	$447
Provision for credit losses	151	3	(5)	—	(1)	148
Noninterest income	135	43	59	14	(5)	246
Noninterest expenses	207	179	73	2	(1)	460
Provision (benefit) for income taxes	45	6	12	(40)	2	25
Net income (loss)	$94	$11	$22	$(66)	$(1)	$60
Net credit-related charge-offs (recoveries)	$57	$2	$(1)	$—	$—	$58

Selected average balances:
Assets	$38,635	$6,544	$5,162	$14,162	$4,725	$69,228
Loans	37,561	5,867	4,964	—	—	48,392
Deposits	29,108	23,110	4,171	103	216	56,708

Statistical data:
Return on average assets (a)	0.97%	0.19%	1.69%	N/M	N/M	0.34%
Efficiency ratio (b)	41.62	88.91	71.47	N/M	N/M	66.07

	Business	Retail	Wealth
Three Months Ended June 30, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$373	$155	$45	$(154)	$2	$421
Provision for credit losses	61	(8)	(9)	—	3	47
Noninterest income	138	46	60	14	—	258
Noninterest expenses	175	181	74	2	1	433
Provision (benefit) for income taxes	94	10	14	(53)	(1)	64
Net income (loss)	$181	$18	$26	$(89)	$(1)	$135
Net credit-related charge-offs (recoveries)	$23	$1	$(5)	$—	$—	$19

Selected average balances:
Assets	$39,134	$6,459	$5,153	$11,697	$6,520	$68,963
Loans	38,109	5,770	4,954	—	—	48,833
Deposits	30,229	22,747	4,060	93	269	57,398

Statistical data:
Return on average assets (a)	1.86%	0.30%	2.01%	N/M	N/M	0.79%
Efficiency ratio (b)	33.96	89.88	70.28	N/M	N/M	63.49

(a)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b)	Noninterest expenses as a percentage of the sum of net interest income (fully taxable equivalent basis) and noninterest income excluding net securities gains.
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended June 30, 2016	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense)	$166	$178	$119	$89	$(107)	$445
Provision for credit losses	3	17	32	(2)	(1)	49
Noninterest income	81	39	31	101	17	269
Noninterest expenses	159	120	113	116	11	519
Provision (benefit) for income taxes	28	30	2	21	(39)	42
Net income (loss)	$57	$50	$3	$55	$(61)	$104
Net credit-related charge-offs (recoveries)	$—	$17	$31	$(1)	$—	$47

Selected average balances:
Assets	$13,299	$17,997	$11,287	$8,806	$19,279	$70,668
Loans	12,660	17,708	10,840	8,261	—	49,469
Deposits	21,553	16,933	10,052	7,650	333	56,521

Statistical data:
Return on average assets (a)	1.01%	1.10%	0.11%	2.52%	N/M	0.59%
Efficiency ratio (b)	64.13	55.30	74.91	60.98	N/M	72.48

				Other	Finance
Three Months Ended March 31, 2016	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense)	$175	$177	$123	$86	$(114)	$447
Provision for credit losses	(6)	(6)	169	(8)	(1)	148
Noninterest income	76	38	30	93	9	246
Noninterest expenses	151	104	100	104	1	460
Provision (benefit) for income taxes	35	44	(40)	24	(38)	25
Net income (loss)	$71	$73	$(76)	$59	$(67)	$60
Net credit-related charge-offs (recoveries)	$5	$8	$47	$(2)	$—	$58

Selected average balances:
Assets	$13,402	$17,541	$11,295	$8,103	$18,887	$69,228
Loans	12,774	17,283	10,763	7,572	—	48,392
Deposits	21,696	16,654	10,374	7,665	319	56,708

Statistical data:
Return on average assets (a)	1.26%	1.66%	(2.54)%	2.84%	N/M	0.34%
Efficiency ratio (b)	59.59	48.10	65.37	58.36	N/M	66.07

				Other	Finance
Three Months Ended June 30, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense)	$178	$180	$130	$85	$(152)	$421
Provision for credit losses	(13)	4	43	10	3	47
Noninterest income	86	36	30	92	14	258
Noninterest expenses	129	99	93	109	3	433
Provision (benefit) for income taxes	50	42	10	16	(54)	64
Net income (loss)	$98	$71	$14	$42	$(90)	$135
Net credit-related charge-offs (recoveries)	$(1)	$6	$5	$9	$—	$19

Selected average balances:
Assets	$13,851	$16,696	$11,878	$8,321	$18,217	$68,963
Loans	13,290	16,429	11,254	7,860	—	48,833
Deposits	21,706	17,275	10,959	7,096	362	57,398

Statistical data:
Return on average assets (a)	1.73%	1.54%	0.45%	2.03%	N/M	0.79%
Efficiency ratio (b)	48.09	45.90	58.13	61.56	N/M	63.49

(a)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b)	Noninterest expenses as a percentage of the sum of net interest income (fully taxable equivalent basis) and noninterest income excluding net securities gains.
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollar amounts in millions)	2016	2016	2015	2015	2015

Tangible Common Equity Ratio:
Common shareholders' equity	$7,694	$7,644	$7,560	$7,622	$7,523
Less:
Goodwill	635	635	635	635	635
Other intangible assets	12	13	14	14	15
Tangible common equity	$7,047	$6,996	$6,911	$6,973	$6,873

Total assets	$71,280	$69,007	$71,877	$71,012	$69,945
Less:
Goodwill	635	635	635	635	635
Other intangible assets	12	13	14	14	15
Tangible assets	$70,633	$68,359	$71,228	$70,363	$69,295

Common equity ratio	10.79%	11.08%	10.52%	10.73%	10.76%
Tangible common equity ratio	9.98	10.23	9.70	9.91	9.92

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,694	$7,644	$7,560	$7,622	$7,523
Tangible common equity	7,047	6,996	6,911	6,973	6,873

Shares of common stock outstanding (in millions)	174	175	176	177	178

Common shareholders' equity per share of common stock	$44.24	$43.66	$43.03	$43.02	$42.18
Tangible common equity per share of common stock	40.52	39.96	39.33	39.36	38.53

The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.